Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 7 (including additional amendments thereto) to the Schedule 13D originally filed on March 7, 2006 with respect to the Common Stock of Simon Worldwide, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 1, 2008

EVEREST SPECIAL SITUATIONS FUND L.P.

	By:	Maoz Everest Fund Management Ltd.,
General Partner

	By:	/s/ Shlomit Oren
Shlomit Oren
As Attorney-In-Fact for Elchanan Maoz,
Chairman and Chief Executive Officer

MAOZ EVEREST FUND MANAGEMENT LTD.

By:	/s/ Shlomit Oren
Shlomit Oren
As Attorney-In-Fact for Elchanan Maoz,
Chairman and Chief Executive Officer

/s/ Shlomit Oren
SHLOMIT OREN
As Attorney-In-Fact for Elchanan Maoz